Exhibit 99.1


              DIRECTV LATIN AMERICA, LLC FILES VOLUNTARY PETITION
                     FOR CHAPTER 11 REORGANIZATION IN U.S.
                  DIRECTV(TM) SERVICE WILL CONTINUE AS NORMAL
                              ACROSS LATIN AMERICA

FORT LAUDERDALE, FL - March 18, 2003 - DIRECTV Latin America, LLC today announced that in order to aggressively address the Company's financial and operational challenges, it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing applies only to DIRECTV Latin America, LLC, a U.S. company, and does not include any of its operating companies in Latin America and the Caribbean, which will continue regular operations.

DIRECTV(TM) is the leading pay television service in Latin America and the Caribbean with approximately 1.6 million subscribers in 28 countries. DIRECTV Latin America, LLC intends to continue providing its DIRECTV service as normal without interruption across Latin America and the Caribbean.

"The commitment by DIRECTV Latin America, LLC to provide its customers with the best service and widest array of entertainment options has not changed," said Michael A. Feder, chief restructuring officer, DIRECTV Latin America, LLC. "The action we have taken today in the U.S. is intended to strengthen DIRECTV Latin America and allow us to continue to selectively add new subscribers on a profitable basis and further enhance our product offerings for the benefit of our customers."

DIRECTV Latin America, LLC is a Delaware limited liability company owned by DIRECTV Latin America Holdings, a subsidiary of Hughes Electronics Corporation (HUGHES); Darlene Investments LLC, an affiliate of the Cisneros Group of Companies; and Grupo Clarin. Today's filing was made in the U.S. Bankruptcy Court in Wilmington, Delaware.

HUGHES has agreed to provide DIRECTV Latin America with a $300 million senior secured debtor-in-possession financing facility (subject to Bankruptcy Court approval) to supplement its existing cash flow and help ensure that vendors, programmers and other business associates receive payment for services incurred after the bankruptcy filing was made.

In early January 2003, DIRECTV Latin America, LLC announced it had initiated negotiations with certain programmers, suppliers and business associates in an effort to resolve issues that have affected the financial performance of the Company in recent years, including excessive fixed costs and a substantial debt burden during a time of economic deterioration throughout Latin America. The Company's decision to voluntarily file for Chapter 11 followed its determination that these negotiations would not achieve a satisfactory long-term outcome for DIRECTV Latin America, LLC.

Feder said, "We appreciate the efforts by all involved in the discussions regarding a potential out-of-court restructuring. However, we have concluded that a Chapter 11 filing is a necessary and appropriate means of addressing the Company's current financial and operating challenges. We expect this process will enable us to significantly reduce our fixed costs by restructuring or rejecting contracts that are not in line with the current economic realities of the marketplace or that do not provide for programmers and suppliers to appropriately share the risks of exchange rate fluctuation and currency devaluation. The process should also allow us to simplify certain contractual issues and significantly reduce our long-term debt."

Feder continued, "Because we have already identified the issues that need to be addressed, we are prepared to move forward quickly and complete the restructuring process as soon as we are able."

Concurrent with today's announcement, it was announced that Kevin N. McGrath has retired as chairman of DIRECTV Latin America, LLC, and Larry N. Chapman has been named president and chief operating officer of the Company, effective immediately.

DIRECTV Latin America, LLC previously retained AP Services, LLC, an affiliate of AlixPartners, LLC as restructuring advisors and appointed Feder, a principal of the firm, as chief restructuring officer. Feder will continue to oversee the restructuring efforts during the bankruptcy process, reporting to Chapman.

In conjunction with today's Chapter 11 filing, DIRECTV Latin America, LLC has filed "First Day Motions" in the court in Wilmington to support its employees and vendors. These filings include requests to continue employee payroll and benefits as usual; to obtain interim approval of the DIP financing from HUGHES and maintain existing cash management programs; and to retain legal and financial professionals to assist with the Company's restructuring. In addition, the Company intends to file motions today seeking to reject certain executory agreements that it has determined to be uneconomic and not in its best long-term interest. These include contracts pertaining to Disney Channel Latin America, MUSIC CHOICE and certain exclusive rights to broadcast the 2006 FIFA World Cup(TM) soccer tournament.

DIRECTV Latin America, LLC will continue normal business operations in its markets across Latin America and the Caribbean.

"We will continue to pursue opportunities to add new programming and services that further enhance the DIRECTV experience for our customers," Feder said.


About DIRECTV Latin America

DIRECTV is the leading direct-to-home satellite television service in Latin America and the Caribbean. Currently, the service reaches approximately 1.6 million customers in the region, in a total of 28 markets. DIRECTV is currently available in: Argentina, Brazil, Chile, Colombia, Costa Rica, Ecuador, El Salvador, Guatemala, Honduras, Mexico, Nicaragua, Panama, Puerto Rico, Trinidad & Tobago, Uruguay, Venezuela and several Caribbean island nations.

DIRECTV Latin America, LLC is a multinational company owned by DIRECTV Latin America Holdings, a subsidiary of Hughes Electronics Corporation; Darlene Investments, LLC, an affiliate of the Cisneros Group of Companies; and Grupo Clarin. DIRECTV Latin America has offices in Buenos Aires, Argentina; Sao Paulo, Brazil; Cali, Colombia; Mexico City, Mexico; Carolina, Puerto Rico; Fort Lauderdale, USA; and Caracas, Venezuela. For more information on DIRECTV Latin America please visit www.directvla.com.

Hughes Electronics Corporation, a unit of General Motors Corporation, is a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

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